EXHIBIT 99.1

Contact:	Tom Frank, CFO
(484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. PROVIDES NOTICE OF REDEMPTION OF SERIES A

CONVERTIBLE PREFERRED STOCK AND SERIES C CONVERTIBLE PREFERRED STOCK

West Chester, PA, November 29, 2004—Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, today announced that it has mailed a redemption notice to holders of its Series A Convertible Preferred Stock and Series C Convertible Preferred Stock.

Pursuant to provisions in the respective Certificates of Designation, Preferences, Rights and Limitations of the Series A Convertible Preferred Stock and the Series C Convertible Preferred Stock, the Company has the option to redeem the Series A and Series C Convertible Preferred Stock at $1.00 per share. The Company has set December 30, 2004 as the redemption date. At any time prior to the redemption date, holders of the Series A Convertible Preferred Stock may exercise their right to convert their preferred shares into 0.2940 share of NLCI Common Stock, and holders of the Series C Convertible Preferred Stock may exercise their right to convert their preferred shares into 0.25 share of NLCI Common Stock. If all of the shares of Series A and Series C Convertible Preferred Stock are redeemed, the cost to the Company will be approximately $3,000,000. If all of the shares of Series A and Series C Convertible Preferred Stock are converted into NLCI Common Stock, the number of shares of NLCI Common Stock outstanding will increase by approximately 800,000 shares.

The Company is taking this action with respect to its Series A and Series C Convertible Preferred Stock in furtherance of its previously announced initiative to simplify its capital structure and increase long-term stockholder value.

Nobel Learning Communities, Inc. operates 151 schools in 13 states, consisting of private pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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